Exhibit 4.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AS PERMITTED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

THIS WARRANT AND THE SECURITIES ISSUABLE ON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE WITHIN THE UNITED STATES AND ACCORDINGLY MAY NOT BE, DIRECTLY OR INDIRECTLY, SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THIS WARRANT AND SUCH SECURITIES UNDER THE SECURITIES ACT AND THE SECURITIES LAWS OF ANY STATE WITHIN THE UNITED STATES OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT AND UNDER APPLICABLE SECURITIES LAWS OF ANY STATE WITHIN THE UNITED STATES AND, IF REQUESTED BY THE COMPANY (OR ANY SUCCESSOR OR PERMITTED ASSIGNEE THEREOF), AN OPINION REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY LEGAL COUNSEL TO THE HOLDER OF SUCH SECURITIES.

THIS WARRANT AND THE SECURITIES ISSUABLE ON EXERCISE HEREOF ARE FURTHER SUBJECT TO THE TERMS AND CONDITIONS OF THIS WARRANT, THE COMPANY’S CERTIFICATE OF INCORPORATION, THE COMPANY’S BYLAWS AND THE FRAMEWORK AGREEMENT, DATED JULY 23, 2023 (THE “FRAMEWORK AGREEMENT”), BY AND AMONG THE COMPANY, HOLDER, SYMBOTIC HOLDINGS, SYMBOTIC LLC, SVF II STRATEGIC INVESTMENTS AIV LLC AND GREENBOX SYSTEMS LLC. NO, DIRECT OR INDIRECT, SALE, OFFER FOR SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR OTHER DISPOSITION OR TRANSFER OF THIS WARRANT OR SUCH SECURITIES MAY BE EFFECTED EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS WARRANT, THE COMPANY’S CERTIFICATE OF INCORPORATION, THE COMPANY’S BYLAWS AND THE FRAMEWORK AGREEMENT.

SYMBOTIC INC.

WARRANT TO PURCHASE CLASS A COMMON STOCK

Warrant No. 5	July 23, 2023 (the “Issue Date”)

Symbotic Inc., a Delaware corporation (the “Company”), for value received, certifies and agrees (this warrant and any other warrants delivered in substitution or exchange herefor as provided herein, this “Warrant”) that Sunlight Investment Corp., a Delaware corporation (the “Holder”), is entitled, in accordance with the terms and subject to the conditions set forth herein, to purchase from the Company up to 11,434,360 (calculated in accordance with Exhibit C) duly authorized and validly issued shares of Class A Common Stock, par value $0.0001 per share, of the Company (subject to adjustment as provided in Section 4, the “Warrant Shares”) at $41.9719 per Warrant Share (subject to adjustment as provided in Section 4, the “Exercise Price”). This Warrant has been issued pursuant to the terms of the Framework Agreement.

1. Term. In accordance with the terms and subject to the conditions set forth herein, the Holder may exercise this Warrant for all or any other amount of Warrant Shares that have vested pursuant to the fourth sentence of this Section 1 at any time or from time to time after the First Milestone Date and prior to the applicable Expiration Time for such Warrant Shares pursuant to Section 2.5 (such period, the “Exercise Period”). Nothing contained herein shall confer any right upon the Holder to subscribe for or purchase, acquire, accept or receive any Warrant Shares at any time before or after the applicable Exercise Period, and from and after the end of the applicable Exercise Period, this Warrant and all rights hereunder shall be void and of no value. No Warrant Shares are vested as of the date of this Warrant. Subject to adjustment as provided in Section 4, the Warrant Shares shall become vested according to the following schedule:

a) On the date on which total Expenditures made by GreenBox Systems LLC during the Vesting Period exceeds $937,500,000 (such date, the “First Milestone Date”), such number of Warrant Shares shall become vested equal to the product of 1,429,295 multiplied by the lesser of (i) a fraction (A) the numerator of which is the aggregate Funded Commitment Amount of SB Member as of the First Milestone Date and (B) the denominator of which is 609,375,000 and (ii) 1.0;

b) On the date on which total Expenditures made by GreenBox Systems LLC during the Vesting Period exceeds $1,875,000,000 (such date, the “Second Milestone Date”), such number of additional Warrant Shares shall become vested equal to the product of 1,429,295 multiplied by the lesser of (i) a fraction (A) the numerator of which is the aggregate Funded Commitment Amount of SB Member as of the Second Milestone Date and (B) the denominator of which is 1,218,750,000 and (ii) 1.0;

c) On the date on which total Expenditures made by GreenBox Systems LLC during the Vesting Period exceeds $2,812,500,000 (such date, the “Third Milestone Date”), such number of additional Warrant Shares shall become vested equal to the product of 1,429,295 multiplied by the lesser of (i) a fraction (A) the numerator of which is the aggregate Funded Commitment Amount of SB Member as of the Third Milestone Date and (B) the denominator of which is 1,828,125,000 and (ii) 1.0;

d) On the date on which total Expenditures made by GreenBox Systems LLC during the Vesting Period exceeds $3,750,000,000 (such date, the “Fourth Milestone Date”), such number of additional Warrant Shares shall become vested equal to the product of 1,429,295 multiplied by the lesser of (i) a fraction (A) the numerator of which is the aggregate Funded Commitment Amount of SB Member as of the Fourth Milestone Date and (B) the denominator of which is 2,437,500,000 and (ii) 1.0;

e) On the date on which total Expenditures made by GreenBox Systems LLC during the Vesting Period exceeds $4,687,500,000 (such date, the “Fifth Milestone Date”), such number of additional Warrant Shares shall become vested equal to the product of 1,429,295 multiplied by the lesser of (i) a fraction (A) the numerator of which is the aggregate Funded Commitment Amount of SB Member as of the Fifth Milestone Date and (B) the denominator of which is 3,046,875,000 and (ii) 1.0;

f) On the date on which GreenBox Systems LLC has made Expenditures greater than $5,625,000,000 during the Vesting Period (such date, the “Sixth Milestone Date”), such number of additional Warrant Shares shall become vested equal to the product of 1,429,295 multiplied by the lesser of (i) a fraction (A) the numerator of which is the aggregate Funded Commitment Amount of SB Member as of the Sixth Milestone Date and (B) the denominator of which is 3,656,250,000 and (ii) 1.0;

g) On the date on which total Expenditures made by GreenBox Systems LLC during the Vesting Period exceeds $6,562,500,000 (such date, the “Seventh Milestone Date”), such number of additional Warrant Shares shall become vested equal to the product of 1,429,295 multiplied by the lesser of (i) a fraction (A) the numerator of which is the aggregate Funded Commitment Amount of SB Member as of the Seventh Milestone Date and (B) the denominator of which is 4,265,625,000 and (ii) 1.0; and

h) On the date on which total Expenditures made by GreenBox Systems LLC during the Vesting Period exceeds $7,500,000,000 (such date, the “Eighth Milestone Date”), such number of additional Warrant Shares shall become vested equal to the product of 1,429,295 multiplied by the lesser of (i) a fraction (A) the numerator of which is the aggregate Funded Commitment Amount of SB Member as of the Eighth Milestone Date and (B) the denominator of which is 4,875,000,000 and (ii) 1.0.

The Company and the Holder agree and acknowledge that the payment in full of the Expenditures by GreenBox Systems LLC shall constitute notice by the Company and acceptance by the Holder of the achievement of the applicable milestone under this Section 1, and no further notice of the vesting of the Warrant Shares will be required hereunder.

2. Exercise.

2.1 Optional Exercise. During the applicable Exercise Period with respect to any Warrant Shares, the rights under this Warrant may be exercised by the Holder with respect to any Warrant Shares that have vested during the Vesting Period, in whole or in part, at the Holder’s election by:

(a) (i) surrendering this Warrant and (ii) delivering a duly executed Notice of Exercise, in each case, to the Company via delivery in accordance with Section 17; and

(b) either by:

(1) instructing the Company to withhold, extinguish and cancel a number of Warrant Shares then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price (a “Cashless Exercise”) (it being understood that the relevant “date of determination” for the purposes of calculating “Market Price” and “Fair Market Value” in accordance with this Section 2.1(b)(1) shall be the relevant Exercise Date); or

(2) making payment to the Company of the Aggregate Exercise Price by wire transfer of immediately available funds to an account designated in writing by the Company.

2.2 Exercise Date. Any exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business (a) in the case of voluntary exercise, on the day (x) on which the Notice of Exercise pursuant to Section 2.1 is deemed to be delivered pursuant to Section 17 or (y) if a later date is specified in the Notice of Exercise, such later date, and (b) in the case of automatic exercise pursuant to Section 7.1, immediately prior to, but conditioned on, consummation of the applicable Cash Transaction causing the automatic exercise to occur pursuant to Section 7.1 (such date, an “Exercise Date”).

2.3 Mechanics of Exercise. On or before the first Trading Day following the date on which the Holder has delivered the applicable Notice of Exercise, the Company shall transmit by electronic mail an acknowledgment of confirmation of receipt of the Notice of Exercise to the Holder and the Company’s transfer agent (the “Transfer Agent”). Subject to any reasonable delay pursuant to Section 13, so long as the Holder delivers the Aggregate Exercise Price (or with respect to a Cashless Exercise, once a determination of the Fair Market Value has been made) on or prior to 5:00 p.m. on any Trading Day following the date on which the Notice of Exercise has been delivered to the Company, then on or before the third Trading Day following the later of (a) the date on which the Company receives the Aggregate Exercise Price (or with respect to a Cashless Exercise, once a determination of the Fair Market Value has been made) and (b) the Exercise Date (or such earlier or later date as required pursuant to the Exchange Act or other applicable law, rule or regulation for the settlement of a trade of such Warrant Shares initiated on the applicable Exercise Date), the Company shall (x) provided that (i) the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (“FAST”) and (ii) the Warrant Shares issued upon any exercise are registered under the Securities Act, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (y) if the Transfer Agent is not participating in FAST or the Warrant Shares issued upon any exercise are not registered under the Securities Act, provide the Holder an account statement evidencing a credit of book-entry shares, registered in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any, including for same day processing. Upon delivery of the Notice of Exercise (or if applicable, once a determination of the Fair Market Value has been made), the Holder shall be deemed for all corporate purposes to have become the holder of record and beneficial owner of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates or evidence of credit of book-entry shares evidencing such Warrant Shares, as the case may be. The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination; provided, however, that the Company shall not be required to deliver Warrant Shares with respect to an exercise prior to the Holder’s delivery of the Aggregate Exercise Price (or, with respect to a Cashless Exercise, prior to the delivery of a notice of Cashless Exercise and the determination of the Fair Market Value) with respect to such exercise. Notwithstanding anything to the contrary in this Section 2.3, in the case of an automatic exercise pursuant to Section 7.1 hereof, the provisions of Section 7.1 shall apply and the Company shall not be required to deliver any Warrant Shares pursuant to this Section 2.3.

2.4 New Warrant. As soon as practicable after an Exercise Date (and in any event within five Business Days thereafter), if such exercise is in part only, the Company, at its expense, shall cause to be issued in the name of, and delivered to, the Holder, or otherwise as the Holder may direct (subject to Section 13), a new Warrant substantially identical in form hereto for the purchase of a number of Warrant Shares equal to the difference of the number of Warrant Shares subject to this Warrant minus the number of Warrant Shares that are the subject of such partial exercise.

2.5 Expiration Time. The Company and the Holder agree and acknowledge that all rights hereunder shall be void and of no value, and this Warrant shall not be exercisable as of 5:00 p.m. New York City time on the later of (i) the Vesting Period End Date and (ii) the date that is the 36-month anniversary of the date on which such vested Warrant Shares actually become vested (the “Expiration Time”). For the avoidance of doubt, in no event shall this Warrant be exercisable after the Final Expiration Time.

3. Representations and Warranties.

3.1 Company. The Company represents, warrants, covenants and agrees that:

(a) This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(b) All Warrant Shares issued upon the exercise of this Warrant shall, upon issuance, be (i) free of all Liens, other than those restrictions under applicable federal and state securities Laws, as set forth in the Company’s then-applicable Organizational Documents or the Framework Agreement or caused by the Holder or any of its Affiliates and (ii) validly issued, fully paid and non-assessable.

(c) The Company shall at all times prior to the Final Expiration Time have authorized, and reserved for issuance a sufficient number of shares of Class A Common Stock to provide for the exercise of the rights represented by this Warrant.

(d) Assuming all consents, approvals, authorizations, filings and notifications required under applicable Law are obtained or made by the Holder, as applicable, the Company shall ensure that all Warrant Shares issued pursuant to this Warrant shall be issued without violation by the Company of any applicable Law in all material respects.

3.2 Holder. The Holder represents, warrants, covenants and agrees that:

(a) The Holder is acquiring this Warrant (including the Warrant Shares issuable hereunder) solely for investment, for its account or accounts and not with a view to, or for resale in connection with, the distribution or other disposition thereof, except for such distributions and dispositions which are (i) explicitly permitted or contemplated under the terms of the Company’s Organizational Documents the Framework Agreement or this Warrant, as applicable, and (ii) effected in compliance with the Securities Act, the rules and regulations of the SEC promulgated thereunder and all applicable state securities and “blue sky” laws.

(b) The Holder’s financial situation is such that it can afford to bear the economic risk of holding this Warrant (including the Warrant Shares issuable hereunder) for an indefinite period of time and can afford to suffer a complete loss of its investment in the Company.

(c) The Holder’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its acquisition of this Warrant (including the Warrant Shares issuable hereunder).

(d) The Holder is an “accredited investor” (within the meaning of SEC Rule 501(a) of Regulation D promulgated under the Securities Act). The Holder acknowledges this Warrant may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under applicable securities Law, except pursuant to an applicable exemption therefrom, without compliance with any other applicable Law, and in compliance with the terms and conditions set forth in this Warrant the Framework Agreement and the Company’s Organizational Documents, which the Holder acknowledges includes certain limitations with respect to this Warrant (and the Warrant Shares issuable hereunder).

(e) The Holder acknowledges that it has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of the Company concerning the terms and conditions of the transactions contemplated hereby, this Warrant (including the Warrant Shares issuable hereunder) and the merits and risks of investing in this Warrant (including the Warrant Shares issuable hereunder), and any such questions have been answered to the Holder’s reasonable satisfaction; (ii) access to information about the Company and its Subsidiaries and its and their financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and any such additional information has been provided to the Holder’s reasonable satisfaction; and (iv) the opportunity to ask questions of management of the Company and any such questions have been answered to the Holder’s reasonable satisfaction. The Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of this Warrant (including the Warrant Shares issuable hereunder).

4. Adjustment Upon Certain Events. To prevent dilution of the exercise rights granted under this Warrant, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as set forth in Section 4.1 (in each case, after taking into consideration any prior adjustments pursuant to Section 4.1). If the Holder, in good faith and acting reasonably, disagrees with any such adjustment made by the Company, the Holder shall promptly provide written notice of such disagreement to the Holder, specifying in reasonably sufficient detail the basis for such disagreement and including any applicable backup information required to support such conclusion; provided, that any failure to so notify will not affect the rights and obligations of the parties hereto. Upon the Company’s receipt of such written notice, the ultimate parent Chief Executive Officer of the Holder and the Company (or other senior executives) shall, in good faith and acting reasonably, attempt to resolve such disagreement for 30 days. To the extent that a resolution is not reached by such persons within such 30 days, the dispute may then be resolved in accordance with Section 15. Other than pursuant to Section 4.1, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall not be subject to any adjustment of any kind at any time.

4.1 Adjustment.

(a) If the Company (i) declares and pays a dividend or makes a distribution on any of its equity securities, in either case payable in additional Class A Common Stock or in Options or Convertible Securities or (ii) subdivides (by stock split or otherwise) or reclassifies any of the outstanding Class A Common Stock into a greater number of Class A Common Stock, then the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased.

(b) If the Company combines or reclassifies (by reverse stock split or otherwise) any of the outstanding Class A Common Stock into a smaller number of Class A Common Stock, then the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased.

(c) If at any time there shall be any internal reorganization, recapitalization, merger or consolidation involving the Company that does not constitute a Change of Control (a “Reorganization”) in which shares of the Company’s Class A Common Stock are converted into or exchanged for securities, cash or other property, then, as a part of such Reorganization, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the kind and amount of securities, cash or other property of the successor entity resulting from such Reorganization, equivalent in value to that which a holder of the Warrant Shares deliverable upon exercise of this Warrant would have been entitled in such Reorganization if the right to purchase the Warrant Shares hereunder had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the board of directors or equivalent governing body of the successor entity) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such Reorganization (including provisions for adjustments of the number of securities purchasable and receivable upon the exercise of this Warrant) to the end that the provisions of this Warrant shall be applicable after the event, as near as reasonably may be, in relation to any securities or other securities deliverable after that event upon the exercise of this Warrant.

(d) [Reserved]

(e) Any adjustment under this Section 4.1 shall become effective at the close of business on the record date of any such dividend or distribution or the effective date of any such subdivision, reclassification, combination or issuance, as the case may be.

(f) Upon any adjustment in accordance with this Section 4.1, the Company shall give notice thereof to the Holder, which notice shall state the event giving rise to the adjustment, the Exercise Price as adjusted and the number of equity securities or other property purchasable upon the exercise of the rights under this Warrant, setting forth in reasonable detail the method of calculation of each. The Company shall, upon the written request of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) such adjustments, (ii) the Exercise Price at the time in effect and (iii) the number of securities and the amount, if any, of other property that at the time would be received upon exercise of this Warrant. The Company shall not, through any Reorganization, reclassification or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such commercially reasonable action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

(g) If the Company shall at any time or from time to time issue shares of Class A Common Stock (or rights or warrants or any other securities or rights exercisable or convertible into or exchangeable for Class A Common Stock (collectively, a “conversion”)), without consideration or at a consideration per share of Common Stock (or having a conversion price per share of Common Stock) that is less than the Exercise Price (the date of such issuance, the “Pricing Date”) other than pursuant to a Permitted Transaction then, in such event:

(1) the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the Pricing Date (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (I) the numerator of which shall be the sum of (x) the number of shares of Class A Common Stock outstanding immediately prior to the Pricing Date (on an as converted basis) and (y) the number of additional shares of Class A Common Stock issued (or into which Convertible Securities may be converted) and (II) the denominator of which shall be the sum of (x) the number of shares of Class A Common Stock outstanding immediately prior to the Pricing Date (on an as converted basis) and (y) the number of shares of Class A Common Stock (rounded to the nearest whole share) which the Aggregate Consideration (as defined below) in respect of such issuance of shares of Class A Common Stock (or Convertible Securities) would purchase at the Fair Market Value of shares of Class A Common Stock immediately prior to the Pricing Date; and

(2) the Exercise Price payable upon exercise of this Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the Pricing Date by a fraction, the numerator of which shall be the number of shares of Class A Common Stock issuable upon exercise of this Warrant in full immediately prior to the adjustment pursuant to clause (1) above (disregarding whether or not this Warrant was exercisable by its terms at such time), and the denominator of which shall be the number of shares of Class A Common Stock issuable upon exercise of this Warrant in full immediately after the adjustment pursuant to clause (1) above (disregarding whether or not this Warrant is exercisable by its terms at such time).

For purposes of the foregoing: (1) the “Aggregate Consideration” in respect of such issuance of Class A Common Stock (or Convertible Securities) shall be deemed to be equal to the sum of the gross offering price (before deduction of any related expenses payable to third parties, including discounts and commissions) of all such shares of Class A Common Stock and Convertible Securities, plus the aggregate amount, if any, payable upon conversion of any such Convertible Securities (assuming conversion in accordance with their terms immediately following their issuance (and further assuming for this purpose that such Convertible Securities are convertible at such time)); (2) in the case of the issuance of such Common Stock or Convertible Securities for, in whole or in part, any non-cash property (or in the case of any non-cash property payable upon conversion of any such Convertible Securities), the consideration represented by such noncash property shall be deemed to be the fair market value of such non-cash property (as determined by the Company, acting reasonably) as of immediately prior to the Pricing Date (before deduction of any related expenses payable to third parties, including discounts and commissions); (3) if the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance of any Convertible Securities in accordance with this Section 4.1(g), no further adjustment of the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be made for the actual issuance of Class A Common Stock upon the actual conversion of such Convertible Securities in accordance with their terms; and (4) “Permitted Transactions” shall include, to the extent applicable, (a) issuances of Class A Common Stock (including upon exercise of options) to directors, advisors, employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan, other employee benefit plan or other similar compensatory agreement or arrangement approved by the Board, (b) any sale of the Class A Common Stock pursuant to a registered public offering or any Follow-On Offering (as defined in the Framework Agreement), (c) issuances of Class A Common Stock as full or partial consideration in connection with a bona fide merger, acquisition, consolidation, business combination, purchase of the capital stock or assets of, or transaction or series of transactions with, an unaffiliated third party (it being understood that each of the initial Holder, SoftBank and any of their respective Affiliates shall be deemed an “unaffiliate third party” for the purposes of this clause (c), (d) issuances of Class A Common Stock or securities convertible into Class A Common Stock as an “equity kicker” pursuant to a debt financing, equipment leasing or real property leasing transaction, (e) issuances of Class A Common Stock or Convertible Securities to suppliers or third party service providers in connection with the provision of goods or services, (f) issuances of any Class A Common Stock or options to purchase Class A Common Stock, or other equity-based awards (including restricted stock units), issued or granted to existing or former employees (or prospective employees who have accepted an offer of employment) of the Company or any of its Subsidiaries pursuant to Company equity incentive plans, including the Company’s equity incentive plans existing on the date hereof and any future equity incentive plan, as such plans may be amended or supplemented, including, for the avoidance of doubt, any Class A Common Stock issuable upon exercise of any such option or settlement or vesting of any equity-based award issued under such plans, (g) issuances of any securities issued pursuant to any employee stock purchase plan, (h) issuances of Class A Common Stock in connection with the conversion or exchange of limited liability company units of Symbotic Holdings LLC into Class A Common Stock, (i) issuances of the Company’s equity interests upon issuances of Symbotic Holding’s equity interests to maintain a 1:1 ratio for purposes of the Company’s “Up-C” structure, (j) issuances of Class A Common Stock in connection with the conversion of the Company’s Class V-1 Common Stock or Class V-3 Common Stock pursuant to the Company’s Organizational Documents, and (k) issuances of securities issued by the Company upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, Common Stock, including the Warrant Shares and Common Stock issuable upon conversion of the Convertible Securities, and are outstanding prior to the Issue Date (including, for the avoidance of doubt, any issuance of securities pursuant to, or in exchange for securities issued in connection with the Walmart Warrant (as defined in the Framework Agreement)); provided, that such exercise, exchange or conversion is effected pursuant to a conversion price that is equal to or greater than the conversion price as in effect on the Issue Date. Any adjustment made pursuant to this Section 4.1(g) shall become effective immediately upon the date of such issuance. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 4.1(g).

4.2 Adjustment Notice. As promptly as practicable following any adjustment of the Exercise Price pursuant to Section 4.1 (but in any event not later than 10 Business Days thereafter), the Company shall use reasonable efforts to furnish to the Holder a written notice (a) confirming the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other securities or assets then issuable upon exercise of this Warrant and (b) setting forth in reasonable detail such adjustment and the facts upon which it is based.

4.3 No Impairment. The Company shall not, by amendment of its Organizational Documents or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company.

5. Transfer.

5.1 Generally. This Warrant may only be transferred in its entirety to Affiliates of the Holder who remain Affiliates of the Holder following such transfer or upon the prior written consent of the Company; provided, however, that the Holder may assign its rights and obligations under this Warrant to any one of its Affiliates so long as (a) the Holder notifies the Company prior to such assignment, (b) such assignment is not to (i) any Person who is a Symbotic Competitor (as defined in the JV Agreement or (ii) a Portfolio Company (as defined in the JV Agreement) of the Holder, SoftBank or any Affiliate thereof, and (c) such assignment will not result in (i) a change to the tax treatment of the Company or any of its Subsidiaries, or to the classification of any of the foregoing under the United States Internal Revenue Code of 1986 or (ii) any change in the regulatory status of the Company or (iii) a filing by the Company or any Member with the Committee on Foreign Investment in the United States (“CFIUS”) or any member agency thereof acting in its capacity as a CFIUS member agency or require an amendment to an existing CFIUS process.

5.2 Mechanics of Transfer. Any transfer permitted by this Section 5.2 shall be effective upon surrender of this Warrant to the Company at its then-principal executive offices with a properly completed and duly executed Warrant Transfer Form in the form set forth in Exhibit B. Upon such compliance, surrender and delivery, the Company shall (a) execute and deliver a new Warrant in the name of the transferee or transferees and in the denominations specified in such instrument or instruments of transfer, (b) promptly cancel this Warrant, and (c) take such other actions as reasonably necessary to accomplish and evidence such transfer.

6. Holder Not A Stockholder. Prior to the issuance to the Holder of the Warrant Shares to which the Holder is entitled to receive upon the exercise of this Warrant, nothing in this Warrant shall be construed as conferring upon the Holder, with respect to such Warrant Shares, any rights as a stockholder of the Company, including, for the avoidance of doubt, the right to receive dividends or other distributions or to vote or consent to any action.

7. Treatment of Warrant Upon Change of Control of Company.

7.1 Cash Transaction.

7.1.1 If the Company consummates a Change of Control transaction prior to the Final Expiration Time in which the consideration to be received by the Company’s stockholders consists solely of cash (a “Cash Transaction”), the terms of which ascribe a Fair Market Value to the Warrant Shares greater than the Exercise Price, then:

(a) with respect to all Warrant Shares that had vested in full and are then exercisable on the Exercise Date as contemplated by Section 2.2(b), this Warrant shall be deemed to have been automatically exercised on a net exercise issue basis as of the date of consummation of such Change of Control, and the Holder shall have the right thereafter to receive the same cash consideration as it would have been entitled to receive upon the occurrence of such Change of Control transaction if it had been, immediately prior to such Change of Control, a holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant, less the Aggregate Exercise Price; and

(b) with respect to any Warrant Shares that have not vested prior to such Change of Control transaction, this Warrant shall be converted into the right of the Holder to receive, and the acquiring, surviving or successor entity shall assume the obligation to pay to the Holder, upon any vesting of any such remaining Warrant Shares pursuant to Section 1, the same cash consideration that the Holder would have been entitled to receive upon the vesting and exercise of such Warrant Shares, calculated based on the consideration that would have been paid to the Holder in such Change of Control transaction, less the Aggregate Exercise Price (calculated based on the Exercise Price immediately preceding the effective date of the Change of Control transaction).

(c) For the avoidance of doubt, the right of the Holder to receive cash consideration under this Section 7.1.1 shall be subject to the same restrictions on transfer of the Warrant as set forth in Section 5.1.

7.2 Transaction for Other Assets. If the Company consummates a Change of Control transaction prior to the Final Expiration Time other than a Cash Transaction, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the fully vested Warrant Shares issuable upon exercise (subject to Section 2.5) of the unexercised portion of this Warrant as if such Warrant Shares were outstanding on and as of the closing of such Change of Control transaction.

8. Limitations on Liability. Prior to the issuance to the Holder of the Warrant Shares to which the Holder is entitled to receive upon the exercise of this Warrant, nothing in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company, creditors of the Company or any other third Persons.

9. Effect of Violation. Any action or attempted action by the Company or the Holder in violation of this Warrant shall be null and void ab initio and of no force or effect whatsoever.

10. Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of a customary indemnity agreement or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company shall issue, in lieu thereof, a new Warrant of the same tenor and date.

11. Warrant Register. The Company shall keep and properly maintain at its principal executive office books and records for the registration of this Warrant and any transfers thereof. The Company (a) may deem and treat the Person in whose name this Warrant is registered on such books as the Holder thereof for all purposes and (b) shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant effected in accordance with the provisions hereof.

12. Entire Agreement; Parties in Interest. This Warrant, including the exhibits, documents and instruments referred to herein, and the Framework Agreement constitute the entire agreement, and supersede all prior and contemporaneous agreements and understandings, both written and oral the among the parties hereto with respect to the subject matter of this Warrant.

13. Liabilities Under Applicable Laws. The exercise by the Holder of any rights under this Warrant shall be subject to such reasonable delay as may be required or advisable (taking into account advice of legal counsel) to prevent any party hereto or any of its Affiliates from incurring any liability under any applicable U.S. or non-U.S. Laws (including any applicable securities or antitrust laws) and the parties hereto agree to cooperate in good faith in respect thereof.

14. Legend.

14.1 Generally. Subject to Sections 14.2 and 14.3, the Holder agrees that all certificated or book-entry securities or other instruments representing the Warrant and the Warrant Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend substantially to the following effect:

THIS SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE WITHIN THE UNITED STATES AND ACCORDINGLY MAY NOT BE, DIRECTLY OR INDIRECTLY, SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THIS WARRANT AND SUCH SECURITIES UNDER THE SECURITIES ACT AND THE SECURITIES LAWS OF ANY STATE WITHIN THE UNITED STATES OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT AND UNDER APPLICABLE SECURITIES LAWS OF ANY STATE WITHIN THE UNITED STATES AND, IF REQUESTED BY THE COMPANY (OR ANY SUCCESSOR OR PERMITTED ASSIGNEE THEREOF), AN OPINION REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY LEGAL COUNSEL TO THE HOLDER OF SUCH SECURITIES.

14.2 Removal. Following the delivery by the Holder, at the Holder’s own expense, of an opinion of counsel from a nationally recognized law firm reasonably satisfactory, in form and substance, to the Company, that the Warrant or the Warrant Shares, as applicable, are eligible to be transferred without restriction in accordance with Rule 144 under the Securities Act, the Company shall, at the Holder’s option, either (a) promptly issue new certificates or other instruments representing the Warrant or Warrant Shares, as applicable, which shall not contain such portion of the above legend that is no longer applicable, or (ii) provided that the Company’s Transfer Agent is participating in FAST, promptly instruct the Transfer Agent to use FAST to credit such aggregate number of Warrants or Warrant Shares, as applicable, to which the holder of the Warrant or Warrant Shares, as applicable, is entitled pursuant to such exercise to such holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian (“DWAC”) system; provided that the holder of the Warrant or Warrant Shares, as applicable, surrenders to the Company the previously issued certificates or other instruments.

14.3 Registration. Notwithstanding the foregoing, certificates or other instruments representing the Warrant or the Warrant Shares, as applicable, shall not contain any legend (including the legend set forth in Section 14.1) while a registration statement covering the resale of such Warrant or Warrant Shares, as applicable, is effective under the Securities Act.

15. Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

15.1 This Warrant shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the state of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

15.2 Subject to Section 4, each of the parties hereto agrees that: (a) it shall bring any Proceeding against any other party hereto in connection with, arising out of or otherwise relating to this Warrant, any instrument or other document delivered pursuant to this Warrant or the transactions contemplated hereby exclusively in the Chosen Courts; and (b) solely in connection with such Proceedings, (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (iii) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 17 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (v) it shall not assert as a defense any matter or claim waived by the foregoing clauses (i) through (iv) of this Section 15.2 or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

15.3 EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING AGAINST THE OTHER PARTY HERETO WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS WARRANT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS WARRANT OR ANY TRANSACTION RELATED TO THIS WARRANT IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH PROCEEDING. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE INSTRUMENTS OR OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 15.3.

16. Remedies.

16.1 Remedies Cumulative. All remedies available under this Warrant, at Law, in equity or otherwise shall be deemed cumulative and not alternative or exclusive of other remedies, and the exercise by any party hereto of a particular remedy shall not preclude the exercise of any other remedy.

16.2 Injunctive Relief. The Company acknowledges and agrees that the Holder would be irreparably damaged if any of the provisions of this Warrant are not performed in accordance with their specific terms and that any breach of this Warrant by the Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Holder may be entitled, at Law or in equity, it shall be entitled to enforce any provision of this Warrant by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Warrant, without posting any bond or other undertaking.

17. Notice. Any notice, consent, demand or communication required or permitted to be given by any provision of this Warrant shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person (as designated by such Person to receive any such notice or, in the absence of such designation, any officer of such Person) to whom the same is directed, (b) sent by nationally recognized overnight courier service (with tracking capability) or (c) via email at the following addresses; provided, that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the methods described in the foregoing clauses (a) and (b) of this Section 17:

If to the Company, to:

c/o Symbotic
200 Research Drive
Wilmington, Massachusetts 01887
Attention:	Corey Dufresne
Email:	[***]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Robert W. Downes
George J. Sampas
Matthew B. Goodman
Email:	downesr@sullcrom.com
sampasg@sullcrom.com
goodmanm@sullcrom.com

If to the Holder, to:

Sunlight Investment Corp.
c/o SVF II Strategic Investments AIV LLC
300 El Camino Real
Menlo Park, CA 94025
Attn:	Legal
Email:	ssia-notice@softbank.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
Shin-Marunouchi Building, 29th Floor
5-1, Marunouchi 1-Chome, Chiyoda-ku
Tokyo, Japan 100-6529
Attn:	Kenneth A. Siegel
Email:	ksiegel@mofo.com

Morrison & Foerster LLP
2100 L Street, NW
Suite 900
Washington, D.C., 20037
Attn:	David P. Slotkin
Email:	dslotkin@mofo.com

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105-2482
Attn:	Eric T. McCrath
Erik G. Knudsen
Email:	emccrath@mofo.com
eknudsen@mofo.com

Notice or other communication pursuant to this Section 17 shall be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or by overnight delivery on a non-Business Day shall be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day. Any party hereto may specify a different address, by written notice to the other party hereto. The change of address shall be effective upon the receipt by the other parties hereto of the notice of the change of address.

18. Amendments; Waivers. This Warrant may not be amended or modified, nor may compliance with any covenant set forth herein be waived, except by a writing duly and validly executed by the Company and the Holder, or in the case of a waiver, the party waiving compliance. No knowledge, investigation or inquiry, or failure or delay by the Company or the Holder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waiver of any right or remedy hereunder will be deemed to be a continuing waiver in the future or a waiver of any rights or remedies arising thereafter.

19. Assignment. The Company may not, without the prior written consent of the Holder, sell, transfer or assign any of its rights or obligations under this Warrant except such restriction shall not apply with respect to any sale, transfer or assignment of this Agreement made in connection with a Change of Control transaction, including any restructuring or reorganization of the Company undertaken in connection therewith, or a Reorganization so long as any transferee or assignee agrees in writing to assume the obligations of the Company hereunder and in no event shall such assignment relieve the Company of its obligations hereunder. The Holder may not sell, transfer or assign any of its rights or obligations under this Warrant except in accordance with Section 5.

20. Cancellation. The Holder may not terminate, cancel, surrender or otherwise abandon any of its rights or obligations under this Warrant without the prior written consent of the Company.

21. Severability. The provisions of this Warrant shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Warrant. If any provision of this Warrant or the application thereof to any Person or any circumstance is illegal, invalid or unenforceable, the remainder of this Warrant shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Warrant with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

22. Expenses; Tax Treatment.

22.1 Each party hereto shall bear all fees, costs and expenses incurred by it in connection with the preparation, negotiation and execution of this Warrant and the transactions contemplated hereby, except as may otherwise be expressly contemplated by this Warrant.

22.2 For U.S. federal (and applicable state and local) income tax purposes, the Company and the Holder agree that this Warrant shall be treated as first issued by the Company to Symbotic Holdings, second transferred by Symbotic Holdings to GreenBox Systems LLC as a rebate of Expenditures, and third, distributed by GreenBox Systems LLC to the Holder in the Holder’s capacity as a partner in GreenBox Systems LLC. The Company and the Holder agree to report, and cause their respective Affiliates to report, consistently with such intended tax treatment, and the Company and the Holder shall not, and shall cause their respective Affiliates not to, take any position inconsistent with such intended tax treatment on any tax return, in any audit, examination or other proceeding relating to taxes or otherwise unless otherwise required by a determination within the meaning of Section 1313 of the Internal Revenue Code of 1986 (or any analogous provision of applicable state or local tax Law).

22.3 Withholding. The Company shall be entitled to deduct and withhold with respect to any amounts payable in connection with the transactions contemplated by this Warrant, such amounts as are required to be deducted or withheld under applicable Law. The Company acknowledges and agrees that, under applicable Law in effect on the Issue Date, no amount would be required to be deducted or withheld from the amounts payable in connection with the delivery, vesting and exercise of the Warrant and if, as a result of a change in Law after the Issue Date, the Company believes that any such amount is required to be deducted or withheld, the Company shall use commercially reasonable efforts to give prompt notice to the Person to whom such amounts would otherwise have been paid and the parties will cooperate with in good faith with each other to reduce or mitigate such withholding. To the extent such amounts are so deducted or withheld and timely paid over to the applicable Governmental Authority or other applicable Person in accordance with applicable Law, such amounts will be treated for all purposes under this Warrant as having been paid to the Person to whom such amounts would otherwise have been paid.

23. Certain Definitions.

23.1 Unless specified otherwise herein or context otherwise requires, the following words and phrases have the meanings specified in this Section 23.1:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” and the correlative meanings of the terms “controlled by” and “under common control with,” as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise); provided, that, for the avoidance of doubt, none of (i) the Company, Symbotic Holdings and its respective Subsidiaries (or any person that “controls” the foregoing), on the one hand, and (ii) SoftBank and its respective Subsidiaries (or any person that “controls” any of the foregoing), on the other hand, shall be deemed to be “Affiliates”.

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 2, multiplied by (b) the Exercise Price in effect as of the Exercise Date.

“Beneficial Owners” has the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or another day on which national banking associations in the State of New York are closed.

“Change of Control” means the occurrence of any of the following events:

a)

any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any (i) employee benefit plan of such person or member of such group and their respective subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or (ii) “person” or “group” who, on the Issue Date is the Beneficial Owner of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities, or their Permitted Transferees) becomes the Beneficial Owner, directly or indirectly, of shares of Class A Common Stock, Class V-1 Common Stock, Class V-3 Common Stock, preferred stock and/or any other class or classes of capital stock of the Company (if any) representing in the aggregate more than 50% of the voting power of all of the outstanding shares of capital stock of the Company entitled to vote;

b)

the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets; or

c)

there is consummated a merger, consolidation of the Company or similar transaction with any other Person, and immediately after the consummation of such merger, consolidation or similar transaction, the voting securities of the Company immediately prior to such merger, consolidation or similar transaction do not continue to represent, or are not converted into, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger, consolidation or similar transaction or, if the surviving company is a Subsidiary, the ultimate parent thereof;

provided, however, that, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the Beneficial Owners of the Class A Common Stock, Class V-1 Common Stock, Class V-3 Common Stock, preferred stock and/or any other class or classes of capital stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

“Change of Control Transaction” means any transaction or series of related transactions that results in a Change of Control.

“Chosen Court” means the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided, that if subject matter jurisdiction over the matter that is the subject of the applicable Proceeding is vested exclusively in the U.S. federal courts, such Proceeding shall be heard in the U.S. District Court for the District of Delaware.

“Class A Common Stock” means the shares of Class A Common Stock, par value $0.0001 per share, of the Company, or such other shares or other securities into which the shares of Class A Common Stock are converted, exchanged, reclassified or otherwise changed, as the case may be, from time to time.

“Company” has the meaning set forth in the Preamble and shall also include any successor entity resulting from a Change of Control transaction or any restructuring or reorganization of the Company.

“Contract” means any legally binding agreement, lease, license, contract, note, mortgage, indenture, arrangement or other similar obligation.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exercisable or exchangeable for Class A Common Stock, other than Options.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenditures” means fully paid and non-refundable amounts (excluding taxes and third party shipping) paid in cash (and not subject to the exercise of an option) by GreenBox Systems LLC or its Affiliates to the Company or any of its Wholly Owned Subsidiaries as payment for the implementation of Symbotic Systems contemplated by the MSLEA, including, for the avoidance of doubt, by any future amendments thereto, but excluding any Software License fees, fees for the Software Maintenance Services, fees for any operations and maintenance Services specified in an Operations and Maintenance SOW, fees for other Services as may be specified in a Software License and Subscription SOW, or the cost of spare parts (each as defined in the MSLEA).

“Fair Market Value” means the Market Price that would be ascribed to the Warrant Shares if such Warrant Shares were exercised, provided, however, in the case of a Change of Control Transaction, the “Fair Market Value” of the Warrant Shares shall be the pre-transaction equity value ascribed to the Warrant Shares pursuant to the terms of such Change of Control Transaction.

“Family Member” means, with respect to a natural person, such person’s spouse or equivalent, parents, lineal descendants (including adoptive relationships and stepchildren), siblings and the spouses or equivalents of such natural persons.

“Final Expiration Time” means 5:00 p.m., New York City time, on the date that is the 36-month anniversary of the Vesting Period End Date.

“Funded Commitment Amount” has the meaning set forth in the JV Agreement.

“Governmental Authority” means any federal, state, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body, in each case of competent jurisdiction.

“JV Agreement” means the limited liability company agreement of GreenBox Systems LLC, dated as of July 23, 2023, by and among Symbotic Holdings, Sunlight Investment Corp. and GreenBox Systems LLC.

“Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances and common law, and all rules, regulations, agency requirements, licenses and permits of any Governmental Authority.

“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Market Price” means, (a) with respect to a share of Class A Common Stock, the average of the per share volume-weighted average price of shares of Class A Common Stock for the five trading days immediately prior to any date of determination, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange, (b) if the Class A Common Stock is not listed or admitted to trading on a Stock Exchange, the average of the per share volume-weighted average price for the five trading days immediately prior to any date of determination, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use, (c) if the Class A Common Stock is not quoted by any such system, the average of the per share volume-weighted average price for the five trading days immediately prior to any date of determination as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the board of directors of the Company or (d) in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined by the Board (acting reasonably).

“MSLEA” means the Master Services, License and Equipment Agreement, dated as of July 23, 2023, by and among GreenBox Systems LLC and Symbotic LLC.

“Notice of Exercise” means a notice in the form of Exhibit A delivered by the Holder to the Company pursuant to Section 2.1.

“Options” means any warrants or other rights or options to subscribe for or purchase Class A Common Stock or Convertible Securities.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Organizational Documents” means (a) with respect to any Person that is a corporation, its certificate of incorporation and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) with respect to any Person that is a trust, its declaration of trust, or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Permitted Transferees” means, with respect to any transferor, a transferee who is the recipient of securities pursuant to the transfer of securities by such transferor to (a) any successor by death, (b) any Person that is an entity more than 50% of the equity securities of which are owned, beneficially and of record, directly or indirectly, by (i) such transferor and/or (ii) any trust, partnership, limited liability company or custodianship for the primary benefit of such transferor or the Family Members of such transferor and, in respect of which such transferor is the managing member or has the sole right, directly or indirectly, to elect or appoint at least a majority of the members of the board of directors or Persons performing similar functions, (c) any trust formed solely for the benefit of or under which the distribution of interests may be made only to the transferor or a Family Member of such transferor, (d) a charitable remainder trust, the income from which will be paid to the transferor or a Family Member of such transferor during his or her life, (e) any partnership, corporation, foundation, charity or other entity, so long as the transferor controls such trust, partnership, corporation, foundation, charity or other entity and/or (f) any Affiliate of such transferor.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation by a Governmental Authority, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.

“SB Member” has the meaning set forth in the JV Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“SoftBank” means SoftBank Group Corp., a Japanese kabushiki kaisha.

“Stock Exchange” means the Nasdaq Capital Market or other principal national securities exchange on which the Class A Common Stock is listed or admitted to trading.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of (a) the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) the equity or ownership interests of such other Person, in each case is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries.

“Symbotic Holdings” means Symbotic Holdings LLC, a Delaware limited liability company.

“Symbotic LLC” means Symbotic LLC, a Delaware limited liability company.

“Symbotic System” means Symbotic’s proprietary automated material handling system(s) for use in a distribution, fulfillment center or other location mutually agreed by the Company and GreenBox Systems LLC, or Affiliates thereof, including the Symbotic System software and all related components.

“Trading Day” means a day on which the trading market on which the Warrant Shares, or any successor security thereto, are primarily listed on and quoted for trading, and which, as of the Issue Date, is The NASDAQ Global Market.

“Vesting Period” means the period beginning on the Issue Date and ending on the Vesting Period End Date.

“Vesting Period End Date” means the date of the expiration of the Initial Term or the Extension Term (each as defined in the MSLEA), as applicable, pursuant to the MSLEA.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity or ownership interests of such Subsidiary are directly or indirectly owned or controlled by such Person.

23.2 Terms Defined Elsewhere in this Agreement. Unless specified otherwise herein or context otherwise requires, the following terms have the meanings set forth in the sections indicated:

Terms	Section
Aggregate Consideration	Section 4.1(g)
Cashless Exercise	Section 2.1(b)(1)
Cash Transaction	Section 7.1
CFIUS	Section 5.1
Company	Preamble
DTC	Section 2.3
DWAC	Section 14.2
Eighth Milestone Date	Section 1.1(h)
Exercise Date	Section 2.2
Exercise Period	Section 1
Exercise Price	Preamble
Expiration Time	Section 2.5
FAST	Section 2.3
Fifth Milestone Date	Section 1.1(e)
First Milestone Date	Section 1.1(a)
Fourth Milestone Date	Section 1.1(d)
Framework Agreement	Legend
Holder	Preamble
Initial Number	Section 4.1(g)(1)
Issue Date	Preamble
Permitted Transactions	Section 4
Pricing Date	Section 4.1(g)
Reorganization	Section 4.1(c)
Second Milestone Date	Section 1.1(b)
Securities Act	Legend
Seventh Milestone Date	Section 1.1(g)
Sixth Milestone Date	Section 1.1(f)
Third Milestone Date	Section 1.1(c)
Transfer Agent	Section 2.3
Warrant	Preamble
Warrant Shares	Preamble

24. Interpretation. The Section headings contained in this Warrant are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Warrant.

(a) Unless otherwise specified in this Warrant or the context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Warrant, refer to this Warrant as a whole and not to any particular provision of this Warrant; (ii) any reference to the masculine, feminine or neuter gender includes all genders, the plural includes the singular, and the singular includes the plural; (iii) all Cover Page, Legend, Preamble, Recital, Article, Section, clause and Exhibit references used in this Warrant are to the legend, preamble, recitals, articles, sections, clauses and exhibits to this Warrant; (iv) wherever the word “include,” “includes” or “including” is used in this Warrant, it shall be deemed to be followed by the words “without limitation;” (v) the word “or” is inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like; (vi) the term “date hereof” means the date first written above; (vii) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (viii) (A) any reference to “days” means calendar days unless Business Days are expressly specified and (B) any reference to “months” or “years” means calendar months or calendar years, respectively, in each case unless otherwise expressly specified; and (ix) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase does not mean simply “if”;

(b) Unless otherwise specified in this Warrant, any deadline or time period set forth in this Warrant that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

(c) Unless otherwise specified in this Warrant or the context otherwise requires, all references to any (i) statute in this Warrant include the rules and regulations promulgated thereunder and all applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority, and (ii) Law in this Warrant shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(d) Unless otherwise specified in this Warrant, all references in this Warrant to (i) any Contract, other agreement, document or instrument (excluding this Warrant) mean such Contract, other agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference, and (ii) this Warrant mean this Warrant as amended or otherwise modified from time to time in accordance with Section 18.

(e) With regard to each and every term and condition of this Warrant, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Warrant.

(f) All capitalized terms in this Warrant (including the Exhibits hereto) have the meanings set forth in Section 23, except as otherwise specifically provided herein. Each of the other capitalized terms used in this Warrant has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Warrant and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

25. Counterparts. This Warrant may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto, it being understood that all parties hereto need not sign the same counterpart. Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed and delivered as of the date first written above.

COMPANY:

SYMBOTIC INC.

By:	/s/ Richard B. Cohen
Name: Richard B. Cohen
Title: President and Chief Executive Officer

[Signature Page to Warrant]

HOLDER:

SUNLIGHT INVESTMENT CORP.

By:	/s/ Jared Roscoe
Name:	Jared Roscoe
Title:	Vice President & Treasurer

[Signature Page to Warrant]

EXHIBIT A

Notice of Exercise Form

TO:	SYMBOTIC INC. (the “Company”)

Dated: [•] (the “Exercise Date”)

The undersigned, pursuant to the terms and conditions set forth in the attached Warrant (the “Warrant”), hereby irrevocably elects to purchase, acquire, accept and receive [•] Warrant Shares and in exchange for $[•] [in immediately available funds to be wire transferred to an account designated in writing by the Company][which the undersigned has elected to be deemed paid by the withholding and cancellation of Warrant Shares with an aggregate Fair Market Value as of the Exercise Date equal to the Aggregate Exercise Price in accordance with Section 2.1(b)(2) of the Warrant], representing the full purchase price for such Class A Common Stock at the now-current Exercise Price.

Unless specified otherwise herein or context otherwise requires, capitalized terms used and not defined herein have the meanings given to them in the Warrant.

[Holder]

By:

Name:
Title:

[Exhibit A to Warrant]

EXHIBIT B

Warrant Transfer Form

TO:	SYMBOTIC INC. (the “Company”)

Dated: [•]

FOR VALUE RECEIVED, subject to Section 5 of the attached Warrant (the “Warrant”), the undersigned hereby sells, assigns and transfers all of its rights and interest in and to the Warrant to:

Name of Transferee	Address	No. of Warrant Shares

[•]	[•]	[•]

The undersigned (the “Transferor”) hereby irrevocably instructs and appoints the Secretary of the Company its agent and attorney-in-fact (the “Agent”) to transfer such portion of this Warrant on the books and records of the Company, to register each such transferee as the registered owner thereof and to take all other necessary and appropriate action to effect such transfer and registration, including the issuance of one or more new or replacement Warrants. The Agent may substitute and appoint one or more persons to act on his or her behalf.

[Holder]

Name:
Title:

[Exhibit B to Warrant]

EXHIBIT C

Calculation of Number of Warrants

Warrant Agreement
		% of Class A Shares
Current shares of Fully Diluted Class A Common Stock (at Issue Date)	571,717,981
Total shares of Class A Common Stock issuable pursuant to Warrant No. 1	11,434,360	2.00%

Pro Forma Class A Common Stock	583,152,341

[Exhibit C to Warrant]